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                                                                 EXHIBIT 9-A-1

                     AMENDMENT TO STOCKHOLDER'S AGREEMENT
                     ------------------------------------


     AMENDMENT, dated as of December 30, 1992, by and between Hartmarx Corporation, a Delaware corporation ("Hartmarx") and Traco International, N.V., a Netherlands Antilles corporation ("Traco").

     WHEREAS, Hartmarx and Traco have entered into a certain Securities Purchase Agreement, dated as of September 20, 1992, and a certain Stockholder's Agreement, dated as of September 20, 1992 (the "Stockholder's Agreement");

     WHEREAS, Hartmarx and Traco wish to amend the Stockholder's Agreement; and

     WHEREAS, Section 8 of the Stockholder's Agreement provides that the Stockholder's Agreement may be amended by written agreement of Hartmarx and Traco.

     NOW THEREFORE, Hartmarx and Traco hereby amend the Stockholder's Agreement as follows:

     Section 1. Section 2(a) of the Stockholder's Agreement is deleted and restated in its entirety as follows:

     (a) During the Agreement Period (as defined in Section 6 hereof), except
(1) in connection with the consummation of the transactions contemplated by the Purchase Agreement, (2) as a result of the exercise of the Warrant, (3) by way of stock dividend, stock split or other like distributions made with respect to Shares held by the Stockholder, (4) as specifically permitted by the terms of this Agreement, (5) during the pendency pursuant to Section 14(d) of the Exchange Act of a bona fide, fully financed tender offer by any Person (other than the Stockholder, its Affiliates, the Company, its Affiliates and any employee benefit plan of the Company), if upon the consummation of such tender offer such Person would beneficially own more than 20% of the Company's then outstanding Voting Securities, and if the consummation of such tender offer is not conditioned upon any actions being taken by the Board of Directors of the Company, (6) in the event that any Person (other than the Stockholder, its
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Affiliates, the Company, its Affiliates and any employee benefit plan of the
Company) becomes the beneficial owner of more than 20% of the Company's then outstanding Voting Securities or proposes to become such a beneficial owner and such proposal is approved by or recommended by the Board of Directors of the Company, (7) in the event that the Company has entered into a definitive merger agreement or a definitive agreement for the sale of all or substantially all of its assets (in either case with a party other than an Affiliate of the Company),
(8) in an Anti-dilution Transaction (as defined in Section 6 hereof) or (9) with the prior written approval of the Company, the Stockholder will not, and will cause each of its Affiliates (other than Lending Affiliates, as defined in
Section 6 hereof) not to, acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise (including by operation of law), or otherwise become the beneficial owner (as defined in Rule 13d-3 of the Commission under Section 13(d) of the Exchange Act) with respect to, any equity securities or Voting Securities of the Company, or direct or indirect rights or options to acquire (through purchase, exchange, conversion or otherwise) any equity securities or Voting Securities of the Company. Notwithstanding the foregoing, the Stockholder may transfer Voting Securities to
(A)(i) an Affiliate or (ii) to any Person which is a client of Dearborn Financial, Inc. identified to and satisfactory to the Company, in either case
(A)(i) or (A)(ii), who has agreed in writing satisfactory to the Company to be bound by the terms of this Agreement (a "Permitted Entity") or (B) any Person (a "Stockholder Group Investor") which may be deemed a member of a group (the "Stockholder Group") with the Stockholder (as "group" is used within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the equity securities or Voting Securities of the Company provided, (i) that upon the consummation of such transfer, the Stockholder Group Investors, together with any Affiliates (other than the Stockholder or any other Stockholder Group Investors) of the Stockholder Group Investors and any group (other than the Stockholder Group) with respect to the equity securities or Voting Securities of the Company of which the Stockholder Group Investors or such Affiliates may be a member, do not beneficially own (or hold as pledgee) in the aggregate five percent (5%) or more of the combined voting power of the then outstanding Voting Securities and (ii) in the reasonable judgment of the Stockholder, the Stockholder Group Investor shall not have the intention of performing any action which may reasonably be expected to have an adverse effect on the Company.
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     The Company will give the Stockholder and each Permitted Entity notice of any issuance of securities by the Company which would give rise to the right of the Stockholder or each Permitted Entity to enter into an Anti-dilution Transaction.

     Section 2.   Stockholder Group Investor

     The term "and Stockholder Group Investors" shall be added after the term "Permitted Entities" in (a) the 6th line of Section 2(b)(iii), (b) in the 4th line of Section 2(b)(iv), (c) in the 2nd line of the last full paragraph of
Section 2(b), (d) in the 13th line of Section 4(a), (e) in the 5th line of the definition of "Agreement Period" in Section 6, and (f) in the 3rd line of the definition of "Third Person" in Section 6. The term "or Stockholder Group Investor" shall be added after the term "Permitted Entity" in the 3rd line of the definition of "Lending Affiliate" in Section 6. The term "beneficial" shall be added after the term "percentage" in the 8th line of the definition of "Anti-dilution Transaction" in Section 6.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, all as of the day and year first above written.


                                       TRACO INTERNATIONAL, N.V.



                                       By:
                                           ------------------------------
                                           Name:
                                           Title:



                                       HARTMARX CORPORATION



                                       By:
                                           ------------------------------
                                           Name:
                                           Title: